Exhibit 10.1

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

AND

SEVERANCE AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT AND SEVERANCE AGREEMENT (the “Amendment”) is made and entered into as of the 20th day of August, 2010, by and between Acuity Specialty Products, Inc. and its parent, Zep Inc. (collectively, the “Company”), and John K. Morgan (“Executive”).

WHEREAS, Acuity Brands, Inc. and Executive previously entered into that certain Amended and Restated Change in Control Agreement, dated as of April 21, 2006, which agreement was amended on July 23, 2007, October 13, 2009, and December 28, 2009 (“Change in Control Agreement”); and

WHEREAS, Acuity Brands, Inc. and Executive also previously entered into that certain Amended and Restated Severance Agreement, dated as of August 1, 2005, which was amended on April 26, 2006, July 23, 2007, October 13, 2009, and December 28, 2009 (“Severance Agreement”); and

WHEREAS, pursuant to the 2009 amendments, certain provisions of each of the Change in Control Agreement and the Severance Agreement were modified to conform to guidelines issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in a manner consistent with Internal Revenue Service Notice 2010-6; and

WHEREAS, the parties now wish to further modify the Severance Agreement, consistent with Notice 2010-6, to comply with additional guidance issued under Code section 409A, and to revoke the termination of the Severance Agreement and the Change in Control Agreement provided for in the amendments to such agreements dated October 13, 2009.

AMENDMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Release of Claims. Section 4.10 of the Severance Agreement is hereby deleted in its entirety and replaced with the following language:

“4.10 Release of Claims. If the Executive shall fail to execute and return a release of claims substantially in the form attached hereto as Exhibit A (“Release”) to the General Counsel of the Company, without modification, within the time period specified in the Release, all rights under this Agreement shall lapse and the Executive shall have no further right to compensation under this Agreement. Notwithstanding any other provision of this Agreement regarding the timing of the payment of benefits hereunder, provided Executive timely executes the Release without revocation, the payments provided for in this Agreement that would otherwise have been made prior to the 60th day following the Executive’s Date of Termination, shall be made on such date and no payment hereunder shall, under any circumstances, be made before such date.”

2. Revocation of Termination. The parties hereby revoke the notice of termination of the Change in Control Agreement and the Severance Agreement contained in the amendments of such agreements dated October 13, 2009.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ZEP INC.

By:	/s/ Robert P. Collins

ACUITY SPECIALTY PRODUCTS, INC.

By:	/s/ Robert P. Collins

/s/ John K. Morgan
JOHN K. MORGAN

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